MANAGEMENT AGREEMENT

This Management Agreement is entered into by and between Lazarus Energy Holdings, LLC, a Delaware limited liability company (“LEH”), Lazarus Energy, LLC, a Delaware limited liability company (“LE”), and Blue Dolphin Energy Company, a Delaware corporation, effective as of February 15, 2012.

W I T N E S S E T H:

WHEREAS, LE owns a refinery located in Nixon, Texas (the “Refinery”);

WHEREAS, the ownership of all of the membership interests of LE has been acquired by Blue Dolphin effective as of the date hereof;

WHEREAS, LE and Blue Dolphin desires to engage LEH to manage and operate Blue Dolphin and the Refinery, and LEH is willing to undertake such engagement;LE and Blue Dolphin hereby engages LEH to provide management services in the areas of operations and management of the business of the companies hereto (collectively the “Services”) throughout the term of this Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.           Throughout the Term of this AgreementLEH agrees to perform the Services in the interest of LE and Blue Dolphin, subject to the terms and conditions stated herein. The Services shall be performed on a continuing basis without any further specific requests or instructions.

2.           LE and Blue Dolphin may also request LEH to render additional special services and LEH undertakes to comply with such requests to the extent that it has the time, resources, manpower and expertise to do so.

3.           For the purposes of certainty, it is understood and agreed that the term “Services” does not include any activities that can be exercised by LEH as a shareholder and the Services shall be provided in a way that is independent of any such shareholding.

4.           Quality.  The services provided by LEH hereunder shall be provided in a good and workmanlike manner in accordance with prevailing industry standards.

5.           Compensation.   In consideration for its services hereunder, LE shall assign to LEH:

(a)           all of the amounts payable during the Term to LE pursuant to clause (b) of Exhibit B of that certain Joint Marketing Agreement dated August 12, 2011 between LE and a third party marketer (the “Joint Marketing Agreement”) (the intent of these payments being to pay LEH the amounts which are intended pursuant to the Joint Marketing Agreement to cover operating costs);

(b)           $0.25 per barrel processed at the Refinery during the Term, up toa maximum quantity of 10,000 barrels per day, determined on a monthly basis; and

(c)           $2.50 per barrel processed at the Refinery during the Term, to the extent the quantity processed exceeds 10,000 barrels a day, determined on a monthly basis.

(d)           Blue Dolphin will reimburse LEH for all reasonable expenses of Blue Dolphin at cost. Amounts payable pursuant to this Section 5 shall be paid within 30 days of the end of a particular calendar month with respect to the activities of such calendar month.

6.           Term.

(a)           The “Term” of this Agreement shall begin on the date hereof and shall expire upon the sooner of:

(i)           the date of the termination of the Joint Marketing Agreement;

(ii)           the expiration of the “Initial Term” provided for in the Joint Marketing Agreement, which is August 12, 2014; or

(iii)           upon written notice of either party upon the material breach of this Agreement by the other party.

(b)           Upon expiration of this Agreement, this agreement shall be reviewed on an annual basis by the Board of Directors of Blue Dolphin and may be terminated if the Board determines at that time that this Agreement is not in the best interest of Blue Dolphin.

(c)           The termination of this Agreement shall not affect the survival of Section 7 of this Agreement.

7.           Indemnification.

(a)           LEH will indemnify, defend and hold harmless LE, Blue Dolphin, and their affiliates, and their respective officers, directors and employees, from and against any claim or liability arising from the negligence or willful misconduct of LEH, or from any injury suffered or alleged to be suffered by any employee of LEH.

(b)           LE will indemnify, defend and hold harmless LEH, its affiliates, and their respective officers, directors and employees, from and against any claim or liability arising from the negligence or willful misconduct of LE or Blue Dolphin.

8.           Remedies.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it or he may be entitled at law or equity.
9.           Successors.  This Agreement shall be binding upon each of the parties upon their execution, and inure to the benefit of the parties hereto and their successors and assigns.  Any assignee whatsoever will be bound by the obligations of the assigning party under this Agreement, and any assignment shall not diminish the liability or obligation of the assignor under the terms of this Agreement unless otherwise agreed.

10.           Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument.

11.           Paragraph Headings.  The paragraph headings used herein are descriptive only and shall have no legal force or effect whatsoever.

12.           Gender.  Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural and conversely.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Texas applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of law principles thereof.  Venue for any action brought in connection herewith shall lie in Harris County, Texas.

14.           Remedies.  In the event of any action, dispute or litigation from the parties hereto relating to the interpretation or enforcement of this Agreement or otherwise relating to the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees and court costs.

15.           Multiple Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

16.           Waiver.  Any waiver by either party to be enforceable must be in writing and no waiver by either party shall constitute a continuing waiver.

17.           Cross References.  References in this Agreement to Articles, Sections, Exhibits, or Schedules shall be deemed to be references to Articles, Sections, Exhibits, and Schedules of this Agreement unless the context specifically and expressly requires otherwise.

18.           Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

LAZARUS ENERGY HOLDINGS, LLC

By:_________________________________
Name:  Jonathan Carroll
Title:  Director

LAZARUS ENERGY, LLC

By:_________________________________
Name: Jonathan Carroll
Title: Director

BLUE DOLPHIN ENERGY COMPANY

By:_________________________________
Name: Ivar Siem
Title:   Chief Executive Officer, President and
Secretary